EXHIBIT 23

                       Consent of Independent Accountants

We consent to the incorporation by reference in the registration statements of Dynatech Corporation on Form S-3 (File Nos. 2-78465, 2-81026, 2-82260, 2-85387,
2-86457,  2-92391,  2-94757,  33-365,  33-2387,  33-5544,  33-17169,   33-24058,
33-30610 and 33-62551) and on Form S-8 (File Nos. 2-87779,  33-10465,  33-17243,
33-42427,  33-50768,  33-57491, 33-57495 and 333-01639) of our reports dated May
20, 1996, on our audits of the consolidated financial statements and financial statement schedules of Dynatech Corporation as of March 31, 1996 and 1995 and for each of the years ended March 31, 1996, and 1995 and 1994, which reports have been incorporated by reference or included in this Annual Report on Form 10-K.

 COOPERS & LYBRAND L.L.P.


Boston, Massachusetts
June 14, 1996